HEALTHY EXTRACTS INC.

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is entered into on May 15, 2026 (the “Effective Date”) by and between Healthy Extracts Inc., a Nevada corporation (the “Company”) and Aaron Hefter, an individual (the “Consultant”). Each of the Company and the Consultant shall be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is engaged in the development, acquisition, and manufacture of nutraceuticals (the “Business”);

WHEREAS, on the date hereof, the Company has entered into that certain Acquisition Agreement with Healthy Extracts Canada Inc., a British Columbia corporation and wholly-owned subsidiary of the Company (“HE Canada”), Adli Gummies Inc. (“Adli”) and its shareholders (the “Acquisition Agreement”), and the execution of this Agreement is a condition precedent to the transactions contemplated by the Acquisition Agreement;

WHEREAS, the Company wishes to engage the consulting services of the Consultant; and Consultant wishes to provide the Company with consulting services.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

1.CONSULTING SERVICES

The Company hereby authorizes, appoints and engages the Consultant to perform the services set forth in Exhibit A attached hereto and made a part hereof (the “Consulting Services”), beginning on the Effective Date.

2.TERM OF AGREEMENT

A.This Agreement shall be in full force and effect for a period of three (3) years from the Effective Date (the “Term”). At the conclusion of the Term, this Agreement shall be renewable upon terms to be mutually agreed upon in writing.

B.During the Term, either Party may terminate this Agreement, with or without cause, on thirty (30) days’ notice (the effective date of termination referred to herein as the “Termination Date”).

C.Should either party default in its performance hereunder, or materially breach any of its obligations hereunder, 1the non-breaching party may terminate this

Agreement immediately if the breaching party fails to cure the breach within five (5) business days after receipt of notice by the other (non-breaching) party of the breach or default.

3.COMPENSATION TO CONSULTANT

The Company shall pay the Consultant for the Consulting Services the sum of Ten Thousand Dollars ($10,000) per month payable monthly during the Term in arrears at the end of each month. Any partial months will be pro-rated. In addition, Consultant shall be compensated based on a bonus structure based on volume and profit, equity incentives, and a management bonus based on the sale of products to CVS, all as set forth in Exhibit B.

The Consultant is not authorized to incur expenses or obligations on behalf of the Company over Five Hundred Dollars ($500.00), unless Company agrees otherwise. As a condition to such reimbursement, Consultant shall submit to Company evidence that the amount involved was both reasonable and necessary to provide the Services (or portions thereof).

4.REPRESENTATIONS AND WARRANTIES OF CONSULTANT

Consultant represents and warrants to and agrees with the Company that:

A.Authority. This Agreement has been duly authorized, executed and delivered by Consultant. This Agreement constitutes the valid, legal and binding obligation of Consultant, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally.

B.No Conflict. The consummation of the transactions contemplated hereby will not result in any breach of the terms or conditions of, or constitute a default under, any agreement or other instrument to which Consultant is a party, or violate any order, applicable to Consultant, of any court or federal or state regulatory body or administrative agency having jurisdiction over Consultant or over any of its property, and will not conflict with or violate the terms of Consultant’s current employment or any consulting agreements to which Consultant is a party.

C.Independence and Professionalism. Consultant has the qualifications and abilities to perform the Consulting Services in a professional manner without the advice or control of the Company.

D.Nondisclosure. During the Term and following the Termination Date, Consultant (i) will hold all Proprietary Information (defined hereafter) in trust and in strict confidence; (ii) will not disclose, and will use commercially reasonable efforts to protect, the Proprietary Information; (iii) will not, directly or indirectly, use or assist others to use Proprietary Information; and (iv) will not, directly or indirectly, use, disseminate or otherwise disclose any Proprietary Information to any third party, except in the case of each of (i) through (iv) above, as required by Consultant’s duties in the course of its engagement by the Company, to Consultant’s professional advisors who agree to hold such Proprietary Information in trust and in strict confidence, for the purposes of litigation, or as required by applicable law. “Proprietary Information” includes, but is not limited to, the terms of this Agreement, and the Company’s internal information, trade secrets, customer information, customer lists, marketing information, sales information, cost information, financial information, technical data, know-how, methods, patentable or unpatentable ideas, technical business operations information, business practices, methods, products, processes, equipment or any confidential or secret aspect of the business of the Company that is or has been disclosed to Consultant or of which Consultant became aware as a consequence of or through its engagement by the Company. Notwithstanding the foregoing, the Consultant is not obligated to keep Proprietary Information confidential if it (x) is or becomes available to the public, other than because of disclosure by Consultant in breach of this Agreement; (y) was or becomes available to Consultant from a source other than the Company, but only if such source is not known to Consultant to be bound by an obligation of secrecy to the Company with respect to the information disclosed; or (z) has been independently developed by Consultant without breaching any of its obligations under this Agreement.

E.Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating to the business of the Company, whether prepared by Consultant or otherwise coming into Consultant’s possession in the course of Consultant’s performance of the services, shall be the exclusive property of the Company, as the case may be, and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

F.Non-Solicitation of Employees, Consultants. During the Term and for a period of twelve (12) months from and after the Termination Date, Consultant shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for Consultant or for any other person or entity.

G.Non-Solicitation of Others. During the Term and for a period of twelve (12) months from and after the Termination Date, Consultant will not, directly or indirectly, (i) solicit, call on or transact or engage in the Business with (or attempt to do any of the foregoing with respect to) any customer, distributor, vendor, supplier or agent with whom the Consultant shall have dealt, or that the Consultant shall have actively sought to deal, at any time during the Term for or on behalf of Consultant or any other person (other than the Company) in connection with the Business; or (ii) encourage any such customer, distributor, vendor, supplier or agent to cease, in whole or in part, its business relationship with the Company.

The restrictions of this Section 4(G) do not apply to the Consultant’s nutrabolics business2 or to any contacts and companies introduced by the Consultant.

H.Covenants Reasonable; Court Modification. Consultant acknowledges and agrees that the covenants provided for in this Agreement are reasonable and necessary in terms of scope, duration, area, line of business and all other matters to protect the Company’s legitimate business interests, prevent the future misuse of trade secrets and Proprietary Information, or present solicitation of customers. To the extent that any of the provisions contained in this Agreement may later be adjudicated by a court of competent jurisdiction to be too broad to be enforced with respect to such provision’s scope, duration, area, line of business or any other matter, such provision shall be deemed amended by limiting and reducing such provision, scope, duration, area, line of business or other matter, as the case may be, so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and this Agreement as drafted. Any such deemed amendment shall only apply with respect to the operation of such provision in the applicable jurisdiction in which such adjudication is made.

I.Uniqueness of Consultant’s Services; Specific Performance. Consultant hereby represents and agrees that the services to be performed by Consultant under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Consultant acknowledges that any breach by him of the provisions of this Article 4 shall cause irreparable harm to the Company and that a remedy at law for any breach or attempted breach of Article 4 of this Agreement will be inadequate. Consultant agrees that, notwithstanding any other provision contained in this Agreement, the Company shall be entitled to exercise all remedies available to it, including specific performance and injunctive and other equitable relief, in the case of any such breach or attempted breach.

J.Trade Secrets.

(i)Definition. The Parties acknowledge and agree that during Consultant’s engagement and in the course of the discharge of its duties hereunder, Consultant shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, financial, personnel, sales, intellectual property, and other information that is owned by the Company’s business, and that such information constitutes the Company’s trade secrets (“Trade Secrets”). Notwithstanding the foregoing, Trade Secrets do not include: (i) information that is or becomes available to the public, other than because of disclosure by Consultant in breach of this Agreement; or (ii) information that subsequently becomes part of public knowledge or literature through a deliberate act of the Company as of the date of its becoming public.

2 NTD: Placeholder waiting for comments from Lon on the nutrabolics business.

(ii)Covenant. Consultant specifically agrees that it shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of its engagement hereunder.

(iii)Trade Secret Misappropriation. Consultant acknowledges and agrees that the sale or unauthorized use or disclosure of any Company’s Trade Secrets obtained by Consultant during the course of its engagement by the Company, including information concerning the Company’s current or any future and proposed work, services, or products, the facts that any such work production, as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Company’s Trade Secrets, whether such information is used during the Term or at any other time thereafter.

(iv)Company Property. Consultant further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to the Company’s business, whether prepared by Consultant or others, are also considered Trade Secrets and that they are and shall remain exclusively the property of the Company and that they shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company’s request at any time.

(v)Acknowledgement. Consultant acknowledges unauthorized disclosure will damage Company’s business and that Confidential Information could immediately be used by a competitor of Company. Consultant acknowledges that the restrictions contained in this section are reasonable and necessary for the protection of Company’s business.

(vi)Defense Trade Secrets Act. Under the Defense Trade Secrets Act of 2016, Company gives notice to Consultant that Consultant has immunity for the disclosure of a Trade Secret when in an anti-retaliation lawsuit and/or a suspected violation of the law. Consultant will not be held civilly or criminally liable under state or federal trade secret law for the disclosure thereof that is made: (i) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (ii) in confidence to a federal, state, or local government official either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.

Further, if Consultant files a retaliation lawsuit against Company for reporting a suspected violation of the law, Consultant may disclose Trade Secrets to its attorney and use the aforementioned information in the lawsuit, if (i) Consultant does not disclose the Trade Secret, except pursuant to court order; and (ii) files any document containing the trade secret under seal.

5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants, covenants to and agrees with Consultant that this Agreement has been duly authorized, and executed by the Company and is a binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by applicable federal or state securities laws, and except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally.

6.LIMITATION OF LIABILITY; INDEMNIFICATION

A.No Consequential Damages. In no event shall either Party be liable to the other for any special, indirect, incidental, consequential, exemplary, multiplied or punitive damages (including without limitation, any damages resulting from loss of revenues, or profits, or loss of business) resulting from, arising out of or relating to this Agreement and the related Consulting Services to be performed, even if foreseeable or if such Party has been advised of the possibility of such damages.

B.Liability Limitation. Either Party’s liability resulting from, arising out of or relating to this Agreement, the Consulting Services to be performed, or any related matters, shall be strictly limited to direct damages actually proven to a court of competent jurisdiction, and the amount of all such damages in the aggregate for all occurrences shall not exceed the amounts actually paid by the Company to the Consultant.

C.Indemnification by Consultant. Consultant shall defend, indemnify and hold harmless the Company, its officers, directors, shareholders, members, employees and agents, from any and all costs, losses, expenses, claims, suits, actions, damages, liabilities, fines, penalties, reasonable attorneys’ fees, court costs and/or other consequences (collectively, “Claims”), resulting from (i) Consultant’s breach of this Agreement (including any SOW or other similar agreement issued hereunder); (ii) injury to persons, and damage to property caused by Consultant or its employees; and/or (iii) Consultant’s fraud, misrepresentation, gross negligence or willful misconduct.

D.Indemnification by Company. The Company shall defend, indemnify and hold harmless the Consultant, and its officers, directors, shareholders, members, employees and agents, from any and all Claims resulting from (i) the Company’s breach of this Agreement; (ii) the operation of Adli’s business (except to the extent that such Claim relates to any matter with respect to which Consultant is indemnifying the Company hereunder) and (iii) the unaltered documentation and information, confidential or otherwise, provided to the Consultant by the Company which the Consultant relied upon and utilized in order to perform the Consulting Services and create the resulting work product that Consultant provided to the Company.

7.INDEPENDENT CONTRACTOR

It is the express intention of the Parties that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant or any employee or agent of Consultant. Both Parties acknowledge that Consultant is not an employee for state or federal tax purposes. Consultant shall retain the right to perform services for others during the term of this Agreement. Consultant shall not be entitled to any of the benefits afforded to the Company’s employees including, without limitation, workers’ compensation, unemployment insurance, vacation or sick pay. Consultant’s services will be performed with no direct supervision from the Company; and while the desired result of Consultant’s services will be mutually agreed upon, the Company will exercise no control or direction as to the means and methods for accomplishing this result.

8.NOTICES

Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or sent via email or any other method of traceable delivery (including Federal Express), correctly addressed to the addresses of the Parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to the Consultant:

Aaron Hefter

90A Alcorn Avenue

Toronto, Ontario M4V 1E4

Email: aaron@imaraisbeauty.com

If to the Company:

Healthy Extracts Inc

7375 Commercial Way, Suite 125

Henderson, NV 89011

Attn: Kevin “Duke” Pitts

Email: duke@bergametna.com

9.ASSIGNMENT

This Agreement shall inure to the benefit of the Parties hereto, their heirs, administrators and successors in interest. Neither Party may assign this Agreement without the written consent of the other Party.

10.CHOICE OF LAW AND VENUE

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Any action brought by any Party hereto shall be brought within the Province of Ontario, City of Toronto.

11.ENTIRE AGREEMENT

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the Parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the Parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

12.SEVERABILITY

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

13.CAPTIONS

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the Parties, and shall not affect this Agreement or the construction of any provisions herein.

14.COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

15.MODIFICATION

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all Parties hereto. Despite the foregoing, Company may assign this Agreement to another party(s) without signature or approval from Consultant.

16.ATTORNEYS FEES

Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys’ fees.

17.WORK FOR HIRE

Consultant and the Company expressly agree that the Consulting Services is “work made for hire,” and Consultant expressly waives and relinquishes any and all authorship, copyright, ownership or other statutory or common law claims to the Consulting Services or any copyrightable work derived therefrom, or any interest or rights in any such work. Consultant further agrees that, in the event it is subsequently determined by a court of competent jurisdiction or otherwise that notwithstanding the foregoing language, Consultant retains any right, title or interest in or to the Consulting Services or any copyrightable work derived therefrom, or any interest or rights in any such work, Consultant irrevocably agrees to sell, transfer and assign any and all such right, title and interest to the Company immediately upon the Company’s request for the sum of One Dollar ($1.00).

19.ENFORCEMENT AND WAIVER

The failure of either party in any instance to insist upon strict performance of any of the terms of this Agreement shall not be construed as a waiver of the right to assert any such terms and provisions on any future occasion or of damages caused thereby.

20.UNITED STATES CURRENCY. All amounts herein shall refer to United States Dollars and in immediately available funds.

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IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Services Agreement as of the Effective Date.

“Consultant”	“Company”

Healthy Extracts Inc.,
a Nevada limited liability company

/s/ Aaron Hefter	/s/ Kevin “Duke” Pitts
Aaron Hefter	By:Kevin “Duke” Pitts
Its:President

Exhibit A

Consulting Services

1.To serve as the Company’s Chief Brand Officer, reporting directly to the Company’s President;

2.To oversee the Company’s Imaraïs brand, which was acquired by the Company pursuant to the Acquisition Agreement; and

3.Other roles as agreed by the Consultant and the Company.

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Exhibit B

Compensation

1.[bonus structure based on volume and profit];

2.[equity incentives]; and

3.[management bonus based on the sale of products to CVS].

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